Exhibit 10.8

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CLINICAL COLLABORATION AND SUPPLY AGREEMENT

This Clinical Collaboration and Supply Agreement (this “Agreement”), made as of August 20, 2021 (the “Effective Date”), is by and between IMMiX BioPharma, Inc., a corporation organized under the laws of the State of Delaware, having its place of business at 10573 West Pico Blvd., # 58, Los Angeles, CA 90064 (“Immix) and BeiGene, Switzerland GmbH, a Swiss corporation with a principal place of business at Aeschengraben 27, 21st Floor, 4051 Basel, Switzerland (“BeiGene”). BeiGene and Immix are each referred to herein as a “Party” and are collectively referred to as the “Parties”.

RECITALS

WHEREAS, Immix is developing IMX-110 (the “Immix Compound”), containing a combination of curcumin and doxorubicin at a ratio of 5:1 encapsulated in a nano- sized micelle delivery system;

WHEREAS, BeiGene owns or otherwise controls certain intellectual property relating to an anti-PD-1 Antibody developed by BeiGene with the generic name known as Tislelizumab (the “BeiGene Product”);

WHEREAS, the Parties desire for Immix to conduct a Phase 1/2a Open-Label, Dose-Escalation/Dose-Expansion Safety, Tolerability and Antitumor Activity Study of IMX-110 in Combination with Tislelizumab in Patients with Advanced Solid Tumors in which such combination means the use or method of using the Immix Compound and BeiGene Product (the “Combination Study”); and

WHEREAS, Immix shall pay for all costs associated with the Combination Study (other than the cost of the BeiGene Product), BeiGene shall supply the BeiGene Product to Immix for the purposes of the Combination Study, and Immix shall supply the Immix Compound for the purposes of the Combination Study, in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the following mutual promises, covenants and conditions and any sums to be paid, the Parties hereto agree as follows:

1. Governance and Protocol.

(a) Alliance Management. The Parties shall form a working group (the “Joint Alliance Committee” or “JAC”) made up of an equal number (not more than two (2)) of representatives of each Party, which shall (i) discuss and coordinate activities with respect to the Combination Study (as defined above), including the supply of the BeiGene Product and overview of and any changes to the Site List pursuant to Section 2(d), (ii) review Combination Study data, and (iii) exchange relevant nonclinical and clinical information of the BeiGene Product and Immix Compound that could potentially impact their safety.

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(b) Meetings. The JAC shall meet as soon as practicable after the Effective Date and then no less than twice yearly, and more often as reasonably considered necessary at the request of either Party. The JAC may meet in person or by means of teleconference, videoconference or other agreed manner. For any matters identified in this Agreement, or otherwise agreed in writing between the Parties, to require JAC approval, such approval shall require unanimous agreement among all JAC members, and the Parties shall use good faith efforts to reach unanimous agreement as expeditiously as possible. If unanimous agreement cannot be reached, the Parties shall resolve the dispute in accordance with Article 17, herein. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, (i) except as provided in Section 1(c), all final decisions regarding the Combination Study and the Protocol and the performance thereof shall be made by mutual agreement of the Parties acting jointly through the JAC and (ii) without limiting the generality of the foregoing and absent a JAC decision to the contrary, all documents, all third-party contracts, and all regulatory submissions and interactions, in each case pertaining to the Combination Study or the Protocol, shall require approval by the JAC. In addition, without limiting the generality of the foregoing, neither BeiGene nor the JAC shall be entitled to receive, review or approve any budgets, costs or other financial information with respect to the Combination Study, all of which shall be the responsibility of Immix. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that, as between the Parties, Immix shall be responsible for the day-to-day conduct of the Combination Study.

(c) Protocol. Immix shall hold the Investigational New Drug Application (as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and, if applicable, the equivalent application in the jurisdictions outside the United States, “IND”) relating to the Combination Study and shall act as the sponsor of the Combination Study. Immix shall prepare and provide a protocol for the Combination Study (the “Protocol”), and a draft of the proposed protocol synopsis is attached as Exhibit B to this Agreement. Immix shall not transfer the IND to any third party without BeiGene’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Immix shall be solely responsible for the design and content of the Protocol and any amendments thereto; provided that: (i) Immix shall notify BeiGene of any proposed amendments to the draft Protocol (or to the final Protocol initially approved by the FDA and IRBs) and Immix shall consider any comments provided by BeiGene regarding the proposed amendments; and (ii) any changes to the draft Protocol (or to the final Protocol initially approved by the FDA and IRBs) (or any change to the Combination Study which would require a change to such Protocol) that would materially change the administration regimen or dosing of the BeiGene Product, or other expansion of patients or additional arms of any studies, or any other change to such Protocol (or to the Combination Study which would require a change to such Protocol) which would materially increase BeiGene’s obligations with respect thereto or materially affect the BeiGene Product, must be reviewed and expressly approved by BeiGene in writing, which approval shall not be unreasonably withheld, conditioned or delayed. BeiGene shall have five (5) business days (or a shorter time period if required by a regulatory authority from the date on which Immix provides the applicable Protocol amendment (or, if applicable, Combination Study amendment) to BeiGene to approve and/or provide any comments to Immix concerning the proposed amendment. In the event of any dispute between the Parties as to whether an amendment to the Protocol or Combination Study requires the approval of BeiGene under this Section 1(c), the Parties shall work together in good faith through the JAC to endeavor to resolve such dispute. The Parties acknowledge that the Protocol, and all amendments to the Protocol, shall be (i) considered the Confidential Information of each Party subject to the provisions of Article 6 and (ii) subject to the input of, and amendments requested by, any applicable regulatory authority or the IRB and the terms and conditions of the clinical trial agreement(s) under which the Combination Study is being performed, all of which under this clause (ii) shall have to be approved by the JAC to be included as part of the Protocol.

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2. Conduct of the Combination Study.

(a) Immix’s Performance. Immix shall perform the Combination Study in accordance with the Protocol and this Agreement. Immix shall comply with all applicable laws, rules and regulations in connection with the conduct of the Combination Study. Information disclosed by either Party regarding the Combination Study in meetings or as part of an update shall be the Confidential Information of each Party subject to Article 6. Immix shall use commercially reasonable efforts to perform (itself and/or through third parties, including clinical trial sites, CROs and investigators) its obligations under the Protocol and the Combination Study.

(b) Costs. Immix shall be solely responsible for any costs associated with manufacturing and supplying the Immix Compound for the Combination Study, as well as all costs associated with conducting the Combination Study, and BeiGene shall be solely responsible for its costs associated with supplying the BeiGene Product for the Combination Study.

(c) CROs and Vendors. Subject to the terms of this Agreement, Immix shall be solely responsible for the selection and payment of, negotiation of the terms of, contracting with, managing and overseeing compliance of its agreement by and the receipt of contract deliverables from, any CRO or vendor selected by Immix to assist in the performance of the Combination Study. Immix shall have the sole right to determine and approve contract deliverables from and manage contract performance by any such CRO or vendor, including executing site contracts, drafting and obtaining IRB approval for site informed consent forms (each an “ICF”), and obtaining signed ICFs. Immix shall ensure that all such contracts and ICFs: (i) do not conflict with the terms of this Agreement, (ii) allow Immix to provide BeiGene with access to and use of Study Results (as defined below in Article 7), and other information and documents as required pursuant to this Agreement, and (iii) comply with applicable laws, rules and regulations. As used herein, (i) the term “CRO” means any third-party contract research organization used to conduct the Combination Study, including laboratories and third parties used to maintain the safety database from the Combination Study, but, for clarity, excludes clinical trial sites and any third parties who are individuals; and (ii) the term “IRB” means an Investigational Review Board or Ethics Committee (or similar body in a given country).

(d) Site List. Ninety (90) days prior to execution of any site agreement or CRO agreement, Immix shall provide to BeiGene in writing a list of each country in which it proposes to conduct the Combination Study (the “Site List”) for BeiGene’s prior, written approval, which approval shall not be unreasonably withheld, conditioned or delayed. During the conduct of the Combination Study, Immix shall send in writing to BeiGene any changes to the Site List thirty (30) days prior to the end of each calendar quarter and BeiGene, through the JAC, shall provide its approval of such change within ten (10) business days of its receipt. If no changes are sent to BeiGene by Immix for a particular calendar quarter, the prior calendar quarter’s Site List shall remain in full force and effect.

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3. Regulatory, Quality and Pharmacovigilance.

(a) Regulatory.

(i) BeiGene shall submit a Letter of Authorization to the U.S. Food and Drug Administration (“FDA”) with respect to BeiGene’s IND for the BeiGene Product permitting the FDA to access such IND for information about the BeiGene Product to the extent required for the performance of the Combination Study. BeiGene shall provide a copy of such Letter of Authorization to Immix for Immix to submit with respect to the IND for the Combination Study.

(ii) Immix shall (A) provide to BeiGene any submissions or proposed submissions that relate to the Combination Study (protocol amendments) and BeiGene’s Confidential Information or the BeiGene Product at least thirty (30) days prior to the submission to any health authority in order for BeiGene to review and comment upon the areas of said submissions that relate to BeiGene’s Confidential Information or the BeiGene Product and (B) incorporate all such comments into the submissions or proposed submissions as mutually agreed to by the Parties.

(iii) BeiGene shall inform Immix in a timely manner of any changes to a BeiGene Product-related IND, and/or any guidance provided to investigators relating to the BeiGene Product, including any such changes or guidances regarding: (A) the safety of the BeiGene Product; (B) pharmacology and toxicology study results; (C) updated investigator’s brochure(s); (D) expedited safety reports; or (E) significant manufacturing changes or issues that would reasonably be expected to affect BeiGene Product supply and/or quality for the Combination Study.

(iv) Immix shall inform BeiGene in a timely manner of any changes to a Immix Compound -related IND, and/or any guidance provided to investigators relating to the Immix Compound, including any such changes or guidances regarding: (A) the safety of the Immix Compound; (B) pharmacology and toxicology study results; (C) updated investigator’s brochure(s); (D) expedited safety reports; or (E) significant manufacturing changes or issues that would reasonably be expected to affect Immix Compound supply and/or quality for the Combination Study.

(v) Quality Agreement. Within ninety (90) days of the Effective Date, the Parties shall enter into a quality agreement that shall address and govern issues related to the quality of any BeiGene Product supplied by BeiGene for use in the Study (the “Quality Agreement”). The Quality Agreement shall, among other things: (i) describe each Party’s responsibilities to comply with cGMP (as cGMP/current good manufacturing practices are defined by applicable national and international regulatory authorities and advisory boards); (ii) include criteria for release and related certificates and documentation; (iii) include criteria and timeframes for acceptance; (iv) detail classification of any non-conformance; (v) include procedures for the resolution of disputes regarding any non-conformance; and (vi) include provisions governing any recall. In the event of any inconsistency between this Agreement and the Quality Agreement, the Quality Agreement shall control with respect to matters relating to the quality requirements of the BeiGene Product and in all other circumstances this Agreement shall control. For clarity, where an issue is addressed in either this Agreement or the Quality Agreement and not addressed in the other, there is no inconsistency.

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(b) PV Agreement. Immix, as the sponsor of the Study, shall be, as between the Parties, responsible, with BeiGene’s reasonable assistance, for compliance with the applicable laws and regulations pertaining to safety reporting and related activities. All serious adverse event (“SAE”) reports arising from any aspect of the Study where a patient has been exposed to the BeiGene Product and/or Immix Compound shall be handled in accordance with the terms of a pharmacovigilance agreement (“PV Agreement”) to be executed by the Parties within ninety (90) days of the Effective Date. The PV Agreement shall include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, pregnancy reports, and any other safety information arising from or related to the use of the BeiGene Product and/or the Immix Compound in the Study, and any other safety information arising from nonclinical or other clinical studies with the BeiGene Product and/or the Immix Compound, consistent with applicable law, rules and regulations. In the event of any inconsistency between this Agreement and the PV Agreement pertaining to pharmacovigilance matters, the PV Agreement shall control and in all other circumstances this Agreement shall control. For clarity, where an issue is addressed in either this Agreement or the PV Agreement and not addressed in the other, there is no inconsistency.

4. Commencement and Termination.

(a) Term. This Agreement begins on the Effective Date and, subject to early termination as provided in Section 4(b), shall continue in force until the earlier of (i) the one-year anniversary of the date that Immix provides BeiGene with the Combination Study’s final clinical study report or (ii) the date of termination of the Combination Study (the “Term”).

(b) Termination. Either Party (the “Terminating Party”) may terminate this Agreement as follows: (i) upon thirty (30) days’ written notice to the other Party if the Terminating Party, in the case of Immix, entirely ceases all development of the Immix Compound or, in the case of BeiGene, entirely ceases development, marketing and sale of the BeiGene Product, as applicable; (ii) upon written notice to the other Party if the Terminating Party reasonably concludes that there have been one or more SAEs indicating a patient safety issue with continuing the Combination Study and has first raised such issue at the JAC; (iii) upon written notice to the other Party if a regulatory authority withdraws approval for the Immix Compound or BeiGene Product, as applicable, and/or the Combination Study; (iv) upon sixty (60) days’ advance written notice to the other Party for convenience (i.e., with or without reason); (v) immediately upon written notice to the other Party if the other Party consummates a Change of Control Transaction (as defined in Section 13(b) below); and/or (vi) upon written notice to the other Party in the event that such other Party is in material breach of this Agreement and has not cured such breach within sixty (60) days of receipt of a written notice from the Terminating Party regarding such breach and describing such breach in reasonable detail.

(c) Effects of Termination. Upon the early termination of this Agreement in accordance with Section 4(b), subject to the remainder of this Section 4(c), Immix shall return all unused and uncommitted BeiGene Product to BeiGene or destroy such unused and uncommitted BeiGene Product on BeiGene’s written request.

(d) Survival. Notwithstanding the early termination or expiration of this Agreement, Articles 6 (as provided in Section 6(d)), 7, 9, and 16 and Sections 4(c), 4(d), 8(b) (for so long as Article 6 survives in accordance with Section 6(c)) and 8(d) shall survive the expiration or termination of this Agreement.

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5. Manufacture and Supply.

(a) Immix Compound Manufacture and Supply.

(i) Immix shall be responsible, at its sole cost and expense, for manufacturing, packaging and labeling (or having manufactured, packaged or labeled) cGMP- grade quantities of Immix Compound required for the conduct of the Combination Study, and shall package and label if and as required by the Protocol (and then in accordance with applicable regulatory authorities) all drugs (including the BeiGene Product to the extent the Protocol requires Immix to package and label the BeiGene Product) used in the Combination Study, on a timely basis and in accordance with applicable specifications as required for the conduct of the Combination Study. The Immix Compound shall be manufactured in accordance with applicable laws, rules and regulations (including cGMP) and shall be of similar quality to Immix Compound used by Immix for its other clinical trials of Immix Compound.

(ii) Immix shall provide BeiGene with prompt notice of any manufacturing and supply issues with respect to Immix Compound or, to the extent known to Immix, the BeiGene Product that may adversely impact the conduct or timelines of the Combination Study.

(b) BeiGene Product.

(i) Manufacture and Supply. BeiGene shall manufacture or have manufactured the BeiGene Product in reasonable quantities needed, and at the points in time as agreed to by the Parties, for the Combination Study, and shall supply such BeiGene Product, as bulk-packaged, unlabeled vials, to Immix or its designee for use solely in the Combination Study. Immix shall, at its sole cost and expense, package and label the BeiGene Product for use in the Combination Study as mutually agreed by the Parties and set forth in the Protocol. BeiGene shall deliver the BeiGene Product to Immix, or its designee, at a single location in the United States as specified by Immix in the Supply and Quality Documentation (as defined below). Immix shall: (A) take delivery of the BeiGene Product supplied hereunder at a single location in the United States; (B) perform the acceptance procedures allocated to it under the Quality Agreement; and (C) subsequently pack in secondary packaging and label the BeiGene Product for use at the Combination Study sites. Immix shall, at its sole expense, package and label the BeiGene Product for use in the Combination Study. The cost of manufacture and supply (including shipping, taxes and duty, if applicable) of the BeiGene Product for the Combination Study shall be borne solely by BeiGene, and BeiGene shall bear the risk of loss for such quantities of BeiGene Product until delivery of such quantities of BeiGene Product to Immix or its designee. BeiGene shall also be responsible for the payment of any third-party license payments that may be due based on the manufacture, supply or use of the BeiGene Product used in the Combination Study. BeiGene represents and warrants that the BeiGene Product shall be manufactured in accordance with applicable laws, rules and regulations (including cGMP) and shall be of similar quality to the BeiGene Product used by BeiGene for its other clinical trials of the BeiGene Product. BeiGene shall deliver certificates of analysis, and any other documents specified in the Supply and Quality Documentation, including such documentation as is necessary to allow Immix to compare the BeiGene Product certificate of analysis to the BeiGene Product specifications. Pursuant to the Supply and Quality Documentation, BeiGene shall be responsible for the regulatory compliance of the quality of the BeiGene Product at the time the BeiGene Product is delivered to Immix with the regulatory filings in the countries where the Combination Study shall be performed; provided that Immix shall only perform the Combination Study in countries where the regulatory compliance of the quality of the BeiGene Product is pre-existing as of the Effective Date. BeiGene shall supply the BeiGene Product hereunder with a remaining shelf life at the time of delivery to Immix to meet applicable Combination Study requirements. Subject to Section 5(f), the Parties shall cooperate in accordance with applicable laws, rules and regulations to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) relating to the BeiGene Product in connection with this Agreement.

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(ii) Use of BeiGene Product Supplied by BeiGene to Immix. Immix shall use the quantities of BeiGene Product supplied to it under this Agreement solely as necessary for, and in accordance with, this Agreement and the Protocol, and for no other purpose, including to facilitate its internal research efforts, for any commercial purpose, or for other clinical or non- clinical research unrelated to the Combination Study. Except as may be required or expressly permitted by the Protocol or the Supply and Quality Documentation, Immix shall not perform, and shall not allow any third party to perform, any analytical testing of the quantities of BeiGene Product supplied to it under this Agreement. If BeiGene Product supplied by BeiGene is lost, damaged, destroyed or becomes unable to comply with applicable specifications while under the control of Immix or any of its (sub)contractors, including common carriers and clinical study sites contracted by Immix, BeiGene shall not be obligated to replace same, and if BeiGene does elect to do so, BeiGene may elect to charge Immix a reasonable replacement cost to replace same.

(c) Supply and Quality Documentation. BeiGene shall supply the BeiGene Product to Immix in accordance with the supply and quality addenda or agreement(s) as the Parties may agree (the “Supply and Quality Documentation”). The Parties shall finalize and execute the Supply and Quality Documentation within forty-five (45) calendar days of the Effective Date, but in no event later than the date on which the first shipment of the BeiGene Product is supplied for use in the Combination Study. The Supply and Quality Documentation shall outline the additional roles and responsibilities relative to the quality of BeiGene Product in support of the Combination Study. It shall include the responsibility for quality elements as well as exchanged cGMP documents and certifications required to release the BeiGene Product for the Combination Study. In addition, the Supply and Quality Documentation shall detail the documentation required for each shipment of BeiGene Product supplied to Immix or its designee for use in the Combination Study.

(d) Supply Forecast and Supply Orders. Estimated supply and delivery details shall be outlined in the Supply and Quality Documentation and shall be updated by the Parties by mutual agreement (which agreement can be effected by the Parties’ Designated Supply Contacts and without need for an amendment to this Agreement) based on the actual enrollment. Immix shall promptly inform BeiGene of any change in its requirements, and BeiGene shall endeavor to accommodate any change in the supply quantities requested by Immix so long as it does not unduly disrupt BeiGene’s ongoing business activities. Immix shall provide BeiGene with supply orders in connection with the BeiGene Product to be supplied (each, a “Supply Order”). Every Supply Order shall specify the quantities and delivery dates for the BeiGene Product. BeiGene shall respond with an order acknowledgment within ten (10) business days. BeiGene shall be obligated to deliver such quantities of the BeiGene Product as set forth in each Supply Order that is acknowledged and confirmed by BeiGene pursuant to this Section 5(d) and any applicable Supply and Quality Documentation. No Supply Order may include terms that are inconsistent with the terms of this Agreement, and any such terms, if included in the Supply Order, shall be of no force or effect.

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(e) Shortages. In the event of a supply interruption or shortage of BeiGene Product as determined by BeiGene pursuant to its internal processes and policies (a “Shortage”), such that BeiGene reasonably believes that it shall not be able to fulfill its supply obligations under this Agreement, BeiGene shall provide prompt written notice thereof to Immix (including the quantity of BeiGene Product that BeiGene reasonably estimates it shall be able to supply) and, upon request, the Parties shall promptly discuss such situation (including how the quantities of BeiGene Product that BeiGene is able to supply under this Agreement shall be allocated within the Combination Study). Notwithstanding anything to the contrary contained herein, in the event of a Shortage of the BeiGene Product, BeiGene shall have sole discretion, subject to applicable laws, rules and regulations to determine the quantity of BeiGene Product it shall be able to supply as a result of such Shortage; provided, however, that BeiGene shall consider in good faith the needs of patients who are actively being treated with BeiGene Product, including Combination Study patients, in making such determination. BeiGene shall not be deemed to be in breach of this Agreement for failure to supply any other quantities of BeiGene Product hereunder as a result of a Shortage. Any such allocation of the BeiGene Product in accordance with this Section 5(e) shall be Immix’s exclusive remedy with respect to a Shortage.

(f) Customs Valuation. The Site List shall be used as the basis for customs valuation for the applicable calendar quarter. BeiGene shall provide Immix with country-specific customs valuations initially for the BeiGene Product prior to initiation of the Combination Study and at the end of each calendar quarter during the conduct of the Combination Study. Immix shall use the BeiGene provided values for the import/export process in connection with the Site List and not make any change to such valuations without BeiGene’s prior written consent.

(g) Designated Supply Contact. Each Party shall designate an individual (the “Designated Supply Contact”) that a Party may contact to assist with coordinating supplies and facilitating the resolution of any issues or concerns arising in connection with the supply of the BeiGene Product for use in the Combination Study.

6. Confidentiality.

(a) Obligations. BeiGene and Immix agree to hold in confidence any Confidential Information (as defined below) provided by either Party or its respective Affiliates (“Disclosing Party”) to the other Party (“Receiving Party”) and the Receiving Party shall not use Confidential Information of the Disclosing Party except for purposes of conducting the Combination Study and performing such Party’s obligations, and exercising such Party’s rights, under this Agreement. The Receiving Party shall not, without the prior written permission of the Disclosing Party, disclose any of the Disclosing Party’s Confidential Information to any third party except to those entities and persons identified in Section 6(c). An “Affiliate” of a Party shall mean: (i) organizations, which directly or indirectly control such Party; (ii) organizations, which are directly or indirectly controlled by such Party; and (iii) organizations, which are controlled, directly or indirectly, by the ultimate parent company of such Party; “control” as per the foregoing clauses (i) to (iii) is defined as owning fifty-percent (50%) or more of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization.

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(b) Confidential Information. “Confidential Information” means (i) any information of a Party that is not presently in the public domain and is disclosed by the Disclosing Party to the Receiving Party pursuant to this Agreement, (ii) any Study Results (as defined below) the terms and conditions of this Agreement, which shall be deemed to be the Confidential Information of both Parties. The obligations of a Receiving Party as set forth in this Article 6 shall not extend to any portion of the Disclosing Party’s Confidential Information which: (A) is disclosed to the Receiving Party by a third party who has no obligation of confidentiality to the Disclosing Party with respect thereto; or (B) is or becomes lawfully part of the public domain by reason of acts not attributable to the Receiving Party; or (C) is developed independently by the Receiving Party without access to or use of the Disclosing Party’s Confidential Information as evidenced by the Receiving Party’s written records; or (D) is in the Receiving Party’s possession prior to disclosure by the Disclosing Party as evidenced by the Receiving Party’s written records.

(c) Limited Disclosure. Each Receiving Party shall have the right to share the other Party’s Confidential Information (including, for clarity, any Confidential Information that is Confidential Information of both Parties), subject to any such sharing with a third party being under a written confidentiality agreement consistent with this Article 6 and customary in the pharmaceutical/biotechnology industry, (i) with any Affiliate, employee, consultant, contractor, subcontractor, IRB, CRO, study site, vendor, investigator (and employees and contractors engaged by CROs, vendors, study sites and investigators), agent or other third party in order to enable such Receiving Party to exercise its rights, or to carry out its responsibilities, under this Agreement including to any third party that is engaged by the Receiving Party to perform services as permitted under this Agreement; (ii) on a need-to-know basis to such Receiving Party’s professional, legal and financial advisors, including its investment bankers; (iii) as reasonably necessary (including as part of the conduct of diligence) in connection with the negotiation and/or consummation of an actual or potential (A) license, sublicense or collaboration agreement by such Receiving Party, (B) debt or equity financing transaction involving such Receiving Party, (C) merger, acquisition, collaboration, consolidation, share exchange or other similar transaction involving such Receiving Party or (D) equipment lease or real estate lease transaction; or (iv) as required by applicable laws, rules and regulations; provided that, in the case of any disclosure under this subsection (iv), the Receiving Party shall (A) if practicable, provide the Disclosing Party with reasonable advance notice of and an opportunity to comment on any such required disclosure (B) if requested by the Disclosing Party, cooperate in all reasonable respects with the Disclosing Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the Disclosing Party’s expense. Additionally, without complying with any of the requirements of the foregoing portions of this Section 6(c), each Receiving Party shall have the right to share the other Party’s Confidential Information (including, for clarity, any Confidential Information that is Confidential Information of both Parties) with regulatory authorities to the extent that such disclosure is required to comply with applicable governmental regulations or is in connection with the Receiving Party’s filing, submissions and communications with regulatory authorities regarding such Party’s Compound or Product.

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(d) Duration. The confidentiality, non-use and non-disclosure obligation of this Agreement shall remain effective for a period of seven (7) years after termination or expiration of this Agreement; provided that, any Confidential Information which constitutes a trade secret of a Party shall remain subject to this Article 6 for as long as such Confidential Information continues to qualify as a trade secret under applicable law.

(e) Personal Identifiable Data. All Confidential Information containing personal identifiable data shall be handled in accordance with all data protection and privacy laws, rules and regulations applicable to such data.

(f) Relationship to Existing Confidentiality Agreements. This Agreement supersedes that certain mutual confidentiality and non-disclosure agreement entered into between BeiGene and Immix, respectively dated January 8, 2021 (the “Existing Confidentiality Agreement”); provided that, all “Confidential Information” (or like term as defined in such agreement) disclosed by the “Disclosing Party” (or like term as defined in such agreement) thereunder shall be deemed Confidential Information of the Disclosing Party hereunder and shall be subject to the terms and conditions of this Agreement and the “Receiving Party” (or like term as defined in such agreement) shall be bound by and obligated to comply with such terms and conditions as if they were the Receiving Party hereunder. The foregoing shall not be interpreted as a waiver of any remedies available to the “Disclosing Party” as a result of any breach, prior to the Effective Date, by the “Receiving Party”, of its obligations pursuant to the Existing Confidentiality Agreement.

7. Study Results; Intellectual Property and Patents.

(a) Background IP. Subject to the rights expressly granted under this Agreement, each Party shall retain all rights, title, and interests in, to and under any intellectual property that is controlled by such Party prior to the Effective Date or independent of this Agreement.

(b) Sharing of Study Results. All data and information generated in the conduct of the Combination Study (“Study Results”) shall be jointly owned by the Parties and shall be deemed “Joint Inventions” for purposes of this Agreement. Immix agrees to provide BeiGene with (i) all Study Results in the possession of Immix on a monthly basis, or as otherwise agreed in writing by the Parties by way of the JAC, via secured electronic data transfer (e.g., SFTP) in the format maintained by Immix and reasonably acceptable to BeiGene (and data in a comma- delimited (CSV) file format is deemed acceptable to BeiGene) or as otherwise agreed by the Parties; (ii) a draft clinical study report and “Tables, Figures and Listings” in connection with the Combination Study allowing BeiGene the opportunity to comment; and (iii) the final report for the Combination Study.

(c) Disclosure/Use of Study Results. Each Party and its Affiliates are entitled to use, for any lawful purpose and subject to the terms and conditions of this Agreement, the Study Results, which shall include without limitation, the right to publish and disclose the Study Results in accordance with Article 6 and/or 8 (as applicable).

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(d) Joint Inventions.

(i) BeiGene and Immix agree that all rights to all (A) Study Results and (B) inventions and discoveries made or conceived in the conduct of the Combination Study relating to the combination of the BeiGene Product and Immix Compound shall belong jointly to BeiGene and Immix (each of (A) and (B), “Joint Inventions”). BeiGene hereby assigns to Immix an undivided one-half interest in, to and under the Joint Inventions that are invented or created solely by BeiGene or by persons having an obligation to assign such rights to BeiGene. Immix hereby assigns to BeiGene an undivided one-half interest in, to and under any Joint Inventions that are invented or created solely by Immix or by persons having an obligation to assign such rights to Immix. Subject to Section 7(d)(ii) and to the restrictions set forth in Section 7(c), BeiGene and Immix shall each be entitled to use any and all Joint Inventions without accounting to the other Party and without the consent of the other Party; provided that, notwithstanding the foregoing, without the prior written consent of the other Party, a Party shall not grant a license to any third party to use any Joint Inventions to research, develop and/or commercialize any compound that works by the same mechanism of action as such other Party’s Product or Compound, as applicable, without also licensing intellectual property rights controlled by such Party with respect to its own Product or Compound, as applicable (i.e., in the case of Immix as the licensing party, it may not license any Joint Inventions for use in conjunction with a PD-1 inhibitor/antagonist without also granting a license to other intellectual property rights controlled by Immix relating to the Immix Compound; and in the case of BeiGene as the licensing party, it may not license any Joint Inventions for use in conjunction with a combination of curcumin and doxorubicin encapsulated in a nano-sized micelle without also granting a license to other intellectual property rights controlled by BeiGene relating to the BeiGene Product).

(ii) If both Parties desire to file a patent application on a country-by-country basis in respect of any Joint Invention (a “Joint Patent”), the Parties shall do so jointly at their joint expense using a single patent counsel reasonably acceptable to both Parties. The Parties hereby agree to reasonably assist each other in the preparation, filing and prosecution of such Joint Patent application and no patent application in respect of any Joint Invention may be filed without the agreement of the Parties; provided that if one Party does not desire to file a patent covering any such Joint Invention on a country-by-country basis, then the other Party shall have the right, but not the obligation, to file such patent application in its sole name and at its sole cost using patent counsel selected by such other Party in its sole discretion (“One Party Joint Inventions”). In such a case the Party filing the patent application in its sole name shall be the sole owner of the One Party Joint Invention covered by the patent application and shall be free to exploit such One Party Joint Invention without accounting to the other Party and the other Party shall have no rights in, to or under any such Joint Invention or the patent covering such One Party Joint Invention.

(iii) The enforcement and defense of any Joint Patent shall be subject to further agreement between the Parties. Absent the agreement of the Parties, the following shall apply: Immix shall have the first right to initiate legal action to enforce all Joint Patents against infringement or misappropriation by any third party that is marketing, or seeking to market, a compound in the same class as the Immix Compound, or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that Immix fails to initiate or defend such action within thirty (30) days after being first notified of such infringement, BeiGene shall have the right to do so at its sole expense. Similarly, BeiGene shall have the first right to initiate legal action to enforce all Joint Patents against infringement or misappropriation by any third party that is marketing, or seeking to market, a compound in the same class as the BeiGene Product or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that BeiGene fails to initiate or defend such action within thirty (30) days after being first notified of such infringement, Immix shall have the right to do so at its sole expense.

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(e) Sole Inventions. The Parties agree that all rights to inventions and discoveries relating solely to the BeiGene Product, made or conceived in the conduct of the Combination Study, shall be the exclusive property of BeiGene. BeiGene shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for such inventions and no license is granted to Immix with respect thereto (except as necessary to conduct the Combination Study). If such invention relating solely to the BeiGene Product is a Joint Invention, Immix agrees to assign and does hereby assign all of its rights, title and interest in such Joint Invention to BeiGene. The Parties agree that all rights to inventions and discoveries made or conceived in the conduct of the Combination Study relating solely to the Immix Compound, shall be the exclusive property of Immix and Immix shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for such inventions, and no license is granted to BeiGene with respect thereto. If such Invention relating solely to the Immix Compound is a Joint Invention, BeiGene agrees to assign and does hereby assign all of its rights, title and interest in such Joint Invention to Immix.

(f) Assistance. To the extent that any right, title or interest in or to any inventions and discoveries discovered, invented, created or otherwise generated under this Agreement vests in a Party or its Affiliate, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party (or its Affiliate) shall, and hereby does, irrevocably assign to the other Party any and all such right, title and interest in and to such intellectual property to the other Party without the need for any further action by any Party. All of the employees, officers and consultants of each Party that are engaged in the performance of its obligations or exercise of its rights under this Agreement shall have executed agreements assigning to such Party of all inventions and discoveries discovered, invented, created or otherwise generated during the course of and as the result of their association with such Party, obligating the individual upon request to sign any documents to confirm or perfect such assignment and to cooperate in the preparation and prosecution of any patent applications disclosing or claiming such inventions. When a Party is prosecuting and maintaining any patent or patent application in accordance with the foregoing Section 7(d) or (e), as applicable, or is enforcing a patent right or defending an action as described in Section 7(d)(iii) with respect to any Joint Patent, then upon reasonable request by such Party, the other Party shall reasonably assist in such prosecution, maintenance, defense, or enforcement, as applicable, at the requesting Party’s reasonable costs, including if required or desirable, furnishing documents and information, and executing all necessary documents as the requesting Party may reasonably request or joining any such enforcement action as a party plaintiff. Without limiting the foregoing, to the extent such other Party is not available, or is unwilling to provide such assistance, such other Party hereby grants to the Party that is prosecuting and maintaining any patent or patent application in accordance with the foregoing Section 7(d) or (e), as applicable, or is enforcing a patent right or defending an action as described in Section 7(d)(iii) with respect to any Joint Patent, a power of attorney to take such actions, and file such documents, on such other Party’s behalf as may be necessary for purposes of such prosecution, maintenance, defense, or enforcement including being joined as a party plaintiff to any such enforcement action.

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(g) Limitations on use of Confidential Information. BeiGene agrees that it shall not prepare or file any patent application containing or based on Confidential Information that is solely Immix’s without prior written consent of Immix, and Immix agrees that it shall not prepare or file any patent application containing or based on Confidential Information that is solely BeiGene’s without prior written consent of BeiGene. Notwithstanding anything else in this Agreement to the contrary, neither Party grants any license or any other rights to the other with respect to issued patents or pending patent applications or other intellectual property from previous research and development.

(h) No Implied License. Except for the rights expressly granted under this Agreement (including the right for Immix to use the BeiGene Product for purposes of performing the Combination Study), no right or license is granted by either Party to the other Party hereunder whether by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by such Party or its Affiliates, including, without limitation, with respect to the other Party’s solely owned inventions as described in Section 7(d)(i)-(ii) or Section 7(e) or any of the other patents or intellectual property rights owned or controlled by the other Party as of the Effective Date. All rights with respect to technology, know-how or intellectual property rights that are not specifically granted herein are reserved to the owner of such technology, know-how or intellectual property rights.

8. Registration; Publications.

(a) Registration. Immix shall update its registration of the Combination Study with the FDA’s Clinical Trials Registry (www.clinicaltrials.gov) to include the Combination Study and is committed to timely publication of the results of the Combination Study following completion of the Combination Study, subject to this Article 8.

(b) Publicity. Except as required by applicable laws or as permitted otherwise hereunder, and except for the Immix press release attached hereto as Exhibit A and issued by Immix on or promptly following the Effective Date, (i) each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party and (ii) neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, except for those disclosures for which consent has previously been obtained. Notwithstanding the foregoing, the contents of any press release or other public statement that has been reviewed and consented to by the other Party may be re-released by either Party without a requirement for re-consent, provided that any such release shall retain the same context and verbiage as the initial release.

(c) Securities Filings. Each Party acknowledges and agrees that the other Party may submit a copy of this Agreement to, and/or include a description of the material terms of this Agreement in any filing with, the U.S. Securities and Exchange Commission or any national securities exchange in any jurisdiction, or to such other persons as may be required by applicable laws; provided that, (i) if such Party intends to submit a copy of this Agreement, such Party shall (A) reasonably consult and coordinate with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement and (B) if the other Party provides any comments to the proposed confidential treatment request, in good faith consider incorporating such comments and (ii) if such Party intends to include a disclosure of the material terms of this Agreement in any such filing or other submission, such Party shall (A) provide copies of the proposed disclosure to the other Party reasonably in advance of such filing or other submission and (B) if the other Party provides any comments to the proposed disclosure, in good faith consider incorporating such comments. Notwithstanding the foregoing, neither Party shall disclose Confidential Information of the other Party (other than this Agreement, including the terms hereof, as provided above) in any such submission or filing without the prior written consent of such other Party, which shall not be unreasonably withheld or delayed.

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(d) Publications. It is the intent of the Parties to pursue joint publications of the Study Results. Criteria for authorship of any publication arising from the Combination Study shall be determined in accordance with applicable field and journal publication standards, taking into consideration the relative contributions of the Parties; provided that, in the event there has been no joint publication submitted within twelve (12) months after the issuance of a complete study report for the entire Combination Study, each Party reserves the right to publish the Study Results independently, subject to the remainder of this Section 8(d). The Party that proposes to publish any Study Results (the “Proposing Party”) shall inform the other Party (the “Reviewing Party”) regarding the content of the material to be published or presented according to the following procedure:

(i) At least thirty (30) days prior to submission for (A) publication of any paper, letter or any other publication, or (B) presentation of any abstract, poster, talk or any other presentation, the Proposing Party shall provide to the Reviewing Party a copy of a summary of the proposed publication or presentation for the input of and approval from the Reviewing Party.

(ii) The Proposing Party agrees not to include any Confidential Information that is solely owned or controlled by the Reviewing Party pursuant to this Agreement (which shall not include Study Results) in any publication without the prior consent of the Reviewing Party.

(iii) Within the applicable time period provided in Section 8(d)(i), the Reviewing Party shall notify the Proposing Party of any Confidential Information that is solely owned or controlled by the Reviewing Party (which shall not include Study Results) or any patentable Study Results contained in the proposed publication or presentation. The Proposing Party shall delete any information that the Reviewing Party has identified as Confidential Information that is solely owned or controlled by such Reviewing Party during any review period (which shall not include Study Results). If the Reviewing Party reasonably determines that the publication or presentation reveals a patentable invention, the Proposing Party shall delay submission of the publication or presentation until the earlier of (A) the date on which a provisional patent application covering the patentable invention has been filed; or (B) the date on which the Parties mutually agree that no patent application should be filed. Authorship of any publications shall follow standard academic procedure.

(iv) Each Party agrees to include in all press releases, presentations and publications it makes related to a Study, specific mention, if applicable, of the BeiGene Product and the Immix Compound. Except in accordance with Section 8(e), no Party shall publicly disclose the terms of this Agreement without the prior written consent of the other Party; provided that, Immix may disclose the terms on a need-to-know basis to the Combination Study centers or the Combination Study investigators to maintain their compliance to the obligations stated herein, as required for the Combination Study. After publication of the Study Results pursuant to this Section 8(d), each Party and its Affiliates (as defined below) have the right to use any such published Study Results subject to Articles 6 and 7.

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(e) Required Disclosures. The Receiving Party may disclose the Disclosing Party’s Confidential Information, and each Party may disclose this Agreement, to the extent required by law or court order; provided, however, that, the Party subject to such requirement promptly provides to the other Party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the other Party’s Confidential Information, and/or this Agreement, from public disclosure or limiting the other Party’s Confidential Information, and/or the portions of this Agreement, so disclosed.

9. Indemnification.

(a) By Immix. Immix agrees to defend, indemnify and hold BeiGene and its Affiliates, and their respective officers, employees, consultants or agents, harmless from and against all third party loss, damages, reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with any claim, proceeding, or investigation arising out of (i) Immix’s material breach of this Agreement, including Immix’s failure to conduct the Combination Study in accordance with the Protocol; (ii) any gross negligence or willful misconduct of Immix; (iii) the manufacturing, packaging or labeling of the Immix Compound by or on behalf of Immix; (iv) the packaging or labeling of the BeiGene Product by or on behalf of Immix; (v) the use by or on behalf of Immix of the Immix Compound separate and apart from the BeiGene Product; (vi) any injury to a subject in the Combination Study; or (vii) any claim or allegation that the Immix Compound, the development or manufacture of the Immix Compound, or the use of the Immix Compound in the Combination Study, infringes, violates or misappropriates any intellectual property rights of any third party; provided however, that, such indemnification, defense, and hold harmless obligations shall not extend to claims based on the breach of this Agreement by BeiGene, or any gross negligence or willful misconduct of BeiGene with regard to the manufacturing of the BeiGene Product.

(b) By BeiGene. BeiGene agrees to defend, indemnify and hold Immix and its Affiliates, and their respective officers, employees, consultants or agents, harmless from and against all third party loss, damages, reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with any claim, proceeding, or investigation brought by any third party and arising out of (i) BeiGene’s material breach of this Agreement; (ii) any gross negligence or willful misconduct of BeiGene; (iii) the manufacturing of the BeiGene Product by or on behalf of BeiGene; (iv) the use by or on behalf of BeiGene of the BeiGene Product separate and apart from the Immix Compound; or (v) any claim or allegation that the BeiGene Product, the development or manufacture of the BeiGene Product, or the use of the BeiGene Product in the Combination Study, infringes, violates or misappropriates any intellectual property rights of any third party; provided, however, that, such indemnification, defense, and hold harmless obligations shall not extend to claims based on the breach of this Agreement by Immix (including Immix’s failure to conduct the Combination Study in accordance with the Protocol), or any gross negligence or willful misconduct of Immix with regard to the manufacturing, packaging or labeling of the Immix Compound.

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(c) Limitations. Notwithstanding Sections 9(a) and 9(b), each Party’s indemnification, defense and hold harmless obligations: (i) are subject to the compliance by all indemnified parties with applicable federal, national state, and local laws and regulations; and (ii) do not apply to cover any liabilities resulting from a grossly negligent or wrongful act or failure to act on the part of any indemnified party.

(d) Procedures. A Party seeking indemnification shall promptly inform the other Party in writing of any claim or lawsuit which comes to the attention of the Party seeking indemnification and which could potentially give rise to a claim for indemnity against the other Party, shall not settle or compromise any claim without the written consent of the other Party, and shall assist and cooperate with the other Party in the investigation and defense of any claim. The indemnifying Party shall assume control of the defense and settlement of the claim, provided that the indemnified Party shall have the right to participate in such defense and any settlement negotiations with counsel of its own selection, at its sole expense.

(e) Insurance. Each Party shall procure and maintain insurance, including product liability insurance, or shall self-insure, in each case in a manner adequate to cover its obligations under this Agreement and consistent with normal business practices of prudent companies similarly situated at all times during the Term and for a period of five (5) years thereafter. Without limiting the foregoing, Immix shall procure insurance or make alternative arrangements as necessary to provide compensation to participants in the Combination Study who may suffer injury or death or personal injury caused by the administration of the BeiGene Product or Immix Compound or any clinical intervention or procedure, in accordance with the Protocol and all legal requirements of the regulations of the participating countries. Immix shall furnish BeiGene with a copy of the corresponding certificates or suitable evidence of alternative arrangements, at the request of BeiGene. It is the understanding of the Parties that BeiGene is not the Sponsor of the Combination Study and is not providing Immix as the Sponsor with a clinical trial insurance coverage.

(f) Disclaimers. WITH RESPECT TO MATTERS PERTAINING TO THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR REPRESENTATIVES SHALL BE LIABLE FOR, NOR SHALL THE MEASURE OF DAMAGES INCLUDE ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL INDIRECT OR PUNITIVE DAMAGES OR AMOUNTS FOR LOSS OF INCOME, PROFITS OR SAVINGS, LOSS OF CONTRACTS OR OPPORTUNITY, OR COST OF CAPITAL, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE. THE ABOVE LIMITATIONS OR EXCLUSIONS OF LIABILITY HEREUNDER DO NOT APPLY TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 9(a) AND/OR 9(b) AND/OR BREACHES OF CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 6 AND/OR BREACHES OF INTELLECTUAL PROPERTY OBLIGATIONS UNDER ARTICLE 7. NEITHER PARTY REPRESENTS THAT THE COMBINATION STUDY SHALL LEAD TO ANY PARTICULAR RESULT, NOR IS THE SUCCESS OF THE COMBINATION STUDY GUARANTEED. NEITHER PARTY SHALL BE LIABLE FOR ANY USE THAT THE OTHER PARTY MAY MAKE OF THE CLINICAL DATA NOR FOR ADVICE OR INFORMATION GIVEN IN CONNECTION THEREWITH.

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10. Force Majeure. If the performance of this Agreement by one of the Parties is prevented, hindered or delayed by reason of any cause beyond this Party’s control (war, riots, fire, strike, governmental laws), this Party shall be excused from performance to the extent that is necessarily prevented, hindered or delayed.

11. Complete Agreement; Modification. The Parties agree to the full and complete performance of the mutual covenants contained in this Agreement. This Agreement constitutes the sole, full and complete Agreement by and between the Parties with respect to the subject matter of this Agreement. No amendments, changes, additions, deletions, or modifications to or of this Agreement shall be valid unless reduced to writing, signed by the Parties and attached hereto.

12. Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by electronic mail followed by delivery via either of the methods set forth in Sections 12(a) and 12(b), in each case, addressed as set forth below unless changed by notice so given:

If to Immix:	Immix BioPharma, Inc.
10573 West Pico Blvd., # 58, Los Angeles, CA 90064 legal@immixbio.com
Attention: General Counsel

If to BeiGene:	BeiGene Switzerland GmbH
c/o VISCHER AG
Aeschenvorstadt 4
4051 Basel, Switzerland Attention: Managing Director

With a copy to:	BeiGene, Ltd.
c/o BeiGene USA
55 Cambridge Parkway, Suite 700W Cambridge, MA 02142, U.S.A. Attention: General Counsel Facsimile: (781) 801-1880

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13. Assignment; Notice; Effect of Certain Change of Control Transactions.

(a) Neither Party shall assign or transfer this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, (i) all rights and obligations of either Party may be exercised or performed by its Affiliates provided the contracting Party hereto remains primarily responsible for the performance of such Affiliate in accordance with the terms and conditions of this Agreement and the contracting Party waives any right that the other Party pursue any claims against any such Affiliate prior to pursuing a claim against the contracting Party and (ii) subject to Section 13(b) and Section 13(c), either Party shall have the right, without the prior consent of the other Party, to assign this Agreement to any third party in connection with a Change of Control Transaction (as defined in Section 13(b) below), in each case upon notice to the other Party.

(b) In the event that either Party (a “COC Party”) consummates a transaction or a series of related transactions (including by operation of law) involving (i) the sale or transfer to a third party of all or substantially all of the business or assets to which this Agreement relates or (ii) a merger, reorganization, share exchange, stock purchase, consolidation, tender or exchange offer, business combination, recapitalization or other transaction as a result of which the stockholders of such COC Party as of the date of the transaction hold less than fifty percent (50%) of the outstanding shares of the surviving company or entity resulting from such transaction (a transaction described in either clause (i) or (ii), a “Change of Control Transaction”), the COC Party shall provide the other Party with prompt written notice of the consummation of such Change of Control Transaction. Upon the request of the non-COC Party, the counterparty to the Change of Control Transaction shall provide a written affirmation of its obligation to remain bound to the terms and conditions of this Agreement.

(c) If at any time during the Term, a COC Party consummates a Change of Control Transaction with a third party (an “Acquiring Party”) and, as of the date of consummation of the Change of Control Transaction, the Acquiring Party is actively researching, developing or commercializing a competitive compound or product (which shall be defined in the case of Immix as the COC Party, as a PD-1 inhibitor/antagonist, and in the case of BeiGene as the COC Party, as a combination of curcumin and doxorubicin encapsulated in a nano-sized micelle, or if at any time following the consummation of a Change of Control Transaction by a COC Party, the Acquiring Party initiates research or development activities with respect to a competitive compound or product (i) the COC Party shall provide the other Party with prompt written notice, which notice shall include a description of the nature of such competitive compound or product and (ii) the COC Party agrees that it shall take reasonable steps to ensure that no disclosure or access is provided to the Acquiring Party of any Confidential Information of the other Party and/or of any Study Results and/or Joint Inventions, in any case, for use by the Acquiring Party with the competitive compound or product.

14. Invalid Provision or Gaps. If single provisions of this Agreement are or become invalid or if there is a gap in this Agreement, the validity of the other provisions shall not be affected. In lieu of the invalid provision or in order to eliminate the gap, the Parties shall negotiate in good faith to agree upon a reasonable provision to carry out as nearly as practicable the original intention of the entire Agreement.

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15. Representations. Each of BeiGene and Immix warrant and represent to the other that: (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms; and (d) it has not been, and its principals have not been, debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a(a) and (b), or sanctioned by a U.S. Federal Health Care Program (as defined in 42 U.S.C. Sec. 1320 a-7b(f)), including the U.S. federal Medicare or a U.S. state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any U.S. federal agency or program. In the event that during the Term of this Agreement, either Party (i) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible; or (ii) receives notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction, or ineligibility, such Party shall immediately notify the other Party. Either Party also agrees that, in the event that either it or its principals becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, it shall immediately notify the other Party and the other Party shall have the right to terminate this Agreement. BeiGene further represents and warrants to Immix that, to BeiGene’s knowledge, the BeiGene Product, the development and manufacture of the BeiGene Product, and the use of the BeiGene Product in the Combination Study, do not and shall not infringe, violate or misappropriate any intellectual property rights of any third party. Immix further represents and warrants to BeiGene that, to Immix’s knowledge, the Immix Compound, the development and manufacture of the Immix Compound, and the use of the Immix Compound in the Combination Study, do not and shall not infringe, violate or misappropriate any intellectual property rights of any third party.

16. Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

17. Dispute Resolution.

(a) If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute through good faith discussions, within thirty (30) days of a written request by either Party to the other Party (“Notice of Dispute”), either Party may refer the Dispute to senior representatives of each Party for resolution. Each Party, within five (5) Business Days after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the senior representative to whom such dispute is referred. If, after an additional thirty (30) days after the Notice of Dispute, such senior representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) (or any successor entity thereto) pursuant to the commercial arbitration rules and procedures then in effect (the “Rules”), as modified in this Article 17.

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(b) The arbitration shall be conducted by a tribunal of arbitrators with some experience in the legal aspects of the pharmaceutical business. The tribunal shall be compromised of three (3) arbitrators, one of whom shall be nominated by each Party and a third of whom, who shall serve as the presiding arbitrator, shall be nominated by mutual agreement of the two party-nominated arbitrators. If the two party-nominated arbitrators do not nominate the third arbitrator within thirty (30) days of the second arbitrator’s appointment, then the third arbitrator shall be appointed by the AAA. The Party providing Notice of Dispute to the other Party shall appoint the first arbitrator at the time such Party makes its request for arbitration, then the other Party shall appoint the second arbitrator within thirty (30) days of that date, and the two arbitrators so appointed shall select the third arbitrator within thirty (30) days after the appointment of the second arbitrator. The place of arbitration shall be the City and County of New York, New York, and all proceedings and communications shall be in English.

(c) In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations if brought in a court of the State of New York.

(d) The award of the arbitrator may be entered in any court of competent jurisdiction.

(e) Nothing contained in this Section 17 shall prohibit either Party from seeking immediate injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or actual or prospective irreparable harm.

18. No Limitation. Nothing in this Agreement shall (a) prohibit either Party from performing clinical studies other than the Combination Study relating to its own compound or product, either individually or in combination with any other compound or product, in any therapeutic area, or (b) create an exclusive relationship between the Parties with respect to any compound or product.

19. Counterparts and Due Execution. This Agreement and any amendment may be executed in two or more counterparts (including by way of facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage, and printing of copies of this Agreement from computers or printers. When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage, and printing of copies of this Agreement from computers or printers. For clarity, facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

20. Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. References to “Article” or “Section” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the day and year shown on the first page.

BEIGENE SWITZERLAND GMBH

Signature
/s/ Guillaume Vignon, Ph.D.
Name

IMMIX BIOPHARMA, INC.

Signature
/s/ Ilya Rachman, MD, PhD
Name

[Signature Page to Clinical Collaboration and Supply Agreement]

Exhibit A

Immix Press Release

A-1

ImmixBio Announces Clinical Trial and Supply Agreement with BeiGene to Evaluate Combination of IMX-110 and Tislelizumab in Solid Tumors

Novel Approach Combining ImmixBio Tissue Specific Therapeutics (TSTx)TM with Immunotherapies Could Expand the Population Of Cancer Patients Experiencing Extended Remissions

LOS ANGELES, Calif. – August [  ], 2021 /PRNewswire/ — Immix Biopharma, Inc. (“ImmixBio”) today announced a clinical trial and supply agreement with BeiGene, Ltd. to evaluate the safety, tolerability and efficacy of combining IMX-110, a Tissue Specific TherapeuticTM with TME Normalization TM Technology, with BeiGene’s anti-PD-1 antibody tislelizumab, for the treatment of various solid tumors, in the U.S. and internationally.

Under the terms of the agreement, ImmixBio will evaluate the combination of IMX-110 with tislelizumab in a Phase 1/2a trial in patients with advanced solid tumors.

“ImmixBio is proud to showcase our Tissue Specific Therapeutics (TSTx)TM platform to the world. Promising data from our ongoing IMX-110 clinical trial, from pre-clinical studies in a genetic mouse model of pancreatic cancer showing IMX-110 turning “cold” tumors “hot”, and IMX-110 in combination with murine anti-PD-1 demonstrating extended survival in a genetic mouse model of pancreatic cancer versus multi-drug combinations in the literature, have demonstrated substantial rationale to combine IMX-110 and tislelizumab,” said Ilya Rachman, MD, PhD – ImmixBio CEO. “We have high hopes that IMX-110 in combination with tislelizumab could expand the population of cancer patients experiencing extended remissions.”

About IMX-110

IMX-110 is a Tissue-Specific TherapeuticTM built on ImmixBio’s TME NormalizationTM Technology encapsulating a poly-kinase inhibitor and apoptosis inducer delivered deep into the tumor micro- environment, or TME. ImmixBio’s TME Normalization Technology enables IMX-110 to circulate in the bloodstream, then exit through porous tumor blood vessels, and accumulate in the TME. IMX-110 then simultaneously attacks all 3 components of the TME (cancer associated fibroblasts, or CAFs; tumor- associated macrophages/immune cells, or TAMs, and cancer itself), severing the critical lifelines between the tumor and its metabolic and structural support. IMX-110’s TME Normalization Technology causes tumor apoptosis, a non-inflammatory tumor-cell death (vs. necroptosis, which results in repeat reignition of the inflammatory cascade leading to tumor progression).

IMX-110 is currently being evaluated in a phase 1b/2a open-label, dose-escalation/dose-expansion safety, tolerability and pharmacokinetic study in patients with advanced solid tumors in the United States and Australia.

About Tislelizumab

Tislelizumab (BGB-A317) is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcyR on macrophages. In pre-clinical studies, binding to FcyR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody- dependent macrophage-mediated killing of T effector cells. Tislelizumab is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.

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The China National Medical Products Administration (NMPA) has granted tislelizumab market authorization in four indications, including full approval for first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC) in combination with chemotherapy. Tislelizumab is not approved for use outside of China.

In January 2021, BeiGene and Novartis entered into a collaboration and license agreement granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About ImmixBio

ImmixBioTM is a clinical-stage biopharmaceutical company pioneering a novel class of Tissue-Specific Therapeutics (TSTx)TM in oncology and inflammation. Our lead asset, IMX-110, is currently in phase 1b/2a clinical trials for solid tumors in the United States and Australia. Our proprietary System Multi- Action RegulaTors SMARxT Tissue-SpecificTM Platform produces drugs that accumulate at intended therapeutic sites at 3-5 times the rate of conventional medicines. Our TME Normalization™ Technology allows our drug candidates to circulate in the bloodstream, exit through tumor blood vessels and simultaneously attack all components of the tumor micro-environment, or TME. We have uncovered fundamental biological systems that link oncology and inflammation. In addition to oncology, our pipeline includes Tissue-Specific BiologicTM candidates to treat inflammatory bowel disease, including ulcerative colitis and Crohn’s disease. Learn more at www.immixbio.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the clinical development of IMX-110 in combination with tislelizumab, ImmixBio’s and BeiGene’s roles and responsibilities in the collaboration, the opportunity and potential benefits of their product candidates both as monotherapies and in combination, and other information that is not historical information. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including the ability of ImmixBio and BeiGene to develop and receive regulatory approvals for the combination therapies in the collaboration; the risk that the potential benefits of the collaboration do not materialize or do not outweigh the costs; the ability of ImmixBio and BeiGene to demonstrate the efficacy and safety of their respective drug candidates as monotherapies or in combination; the clinical results for such drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; ImmixBio’s and BeiGene’s ability to achieve commercial success for their marketed products and drug candidates, if approved; ImmixBio’s and BeiGene’s ability to obtain and maintain protection of intellectual property for their respective technology and drugs; BeiGene’s and ImmixBio’s reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene’s and ImmixBio’s ability to obtain additional funding for operations and to complete the development and commercialization of their drug candidates; and the impact of the COVID-19 pandemic on BeiGene’s and ImmixBio’s clinical development, commercial and other operations. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. For further discussion of these and other risks, see ImmixBio’s or BeiGene’s filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and neither ImmixBio nor BeiGene undertakes a duty to update such information unless required by law.

Contacts

ImmixBio

Gabriel Morris

Chief Financial Officer

ir@immixbio.com

+1 (888) 958-1084

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Exhibit B

Protocol Synopsis

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